Exhibit 99.1

For Immediate Release

Xplore Announces Closing of Public Offering of 2,000,000 Shares of Common Stock

Austin, Texas — October 31, 2012 - Xplore Technologies Corp. (Nasdaq: XPLR) (“Xplore” or the “Company”), a manufacturer of award-winning rugged tablet PCs, announced today the closing of its underwritten public offering of 2,000,000 shares of common stock at an offering price of $5.00 per share.  Xplore received gross proceeds, before deducting the underwriting discount and offering expenses, of approximately $10 million.  Xplore has also granted the underwriters a 45-day option to purchase up to an additional 300,000 shares of common stock to cover over-allotments, if any.

Xplore intends to use the net proceeds from this offering to expand its sales and marketing efforts, increase its product offerings and for working capital and general corporate purposes.

Aegis Capital Corp. acted as the sole book-running manager for the offering.

A registration statement on Form S-1 relating to the offering was filed with the Securities and Exchange Commission and is effective.  A preliminary prospectus relating to the offering has been filed with the SEC and is available on the SEC's web site at http://www.sec.gov. Copies of the final prospectus relating to the offering, when available, may be obtained from the offices of Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com, or from the above-mentioned SEC website.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Xplore Technologies®

Xplore (www.xploretech.com) is engaged in the business of developing integrating and marketing mobile wireless Tablet PC computing systems.  The Company’s products enable the extension of traditional computing systems to a range of field and on-site personnel, regardless of location or environment.  Using a range of wireless communication media together with the Company’s rugged computing products, the Company’s end-users are able to receive, collect, analyze, manipulate and transmit information in a variety of environments not suited to traditional non-rugged computing devices.  The Company’s end-users are in markets that include utility, warehousing/logistics, public safety, field service, transportation, manufacturing, route delivery, military and homeland security.

Xplore Contact Information:

Xplore: For Media or U.S. Investor Information Contact:
Martin Janis & Company, Inc.
Beverly Jedynak
Tel:  (312) 943-1123 (Direct)
Email: bjedynak@janispr.com

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.